Exhibit 99.1

GMS REPORTS SECOND QUARTER FISCAL 2023 RESULTS

Record Levels of Net Sales, Net Income and Adjusted EBITDA;

Double-Digit Wallboard Volume Growth; Improved Commercial Activity

Tucker, Georgia, December 8, 2022. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal second quarter ended October 31, 2022.

Second Quarter Fiscal 2023 Highlights

(Comparisons are to the second quarter of fiscal 2022)

•	Net sales of $1.43 billion increased 24.4%; organic net sales increased 22.2%.

•	11.6% volume growth in Wallboard, including the second consecutive quarterly year-over-year expansion in commercial Wallboard volume.

•	Net income of $103.2 million, or $2.41 per diluted share, increased 38.7% compared to net income of $74.4 million, or $1.69 per diluted share; Adjusted net income of $119.5 million, or $2.79 per diluted share, compared to $87.8 million, or $2.00 per diluted share.

•	Adjusted EBITDA of $195.5 million increased $46.0 million, or 30.7%; Adjusted EBITDA margin improved 70 basis points to 13.7% from 13.0%.

•	Cash provided by operating activities increased $109.3 million to $107.3 million; Free cash flow improved $107.8 to $96.5 million.

•	Net debt leverage was 1.6 times, down from 2.4 times a year ago.

“A significant backlog of homes under construction, continued strength in multi-family, and improving levels of commercial activity helped drive exceptional results for our fiscal second quarter,” said John C. Turner, Jr., President and Chief Executive Officer of GMS. “As a result, with favorable pricing across our product categories, positive volume growth in Wallboard, Ceilings and Complementary Products and the benefit of our AMES acquisition, our team achieved another quarter of record levels of net sales, net income and Adjusted EBITDA and generated significant levels of cash flow.”

Turner continued, “With significant scale, a balanced mix of commercial and residential customers and a wide breadth of product offerings, we are confident in our ability to adjust as needed to meet demand in all of our end markets and believe we are well-positioned ahead of the developing slowdown in residential single-family construction. We remain focused on the execution of our strategic priorities to expand share in our core products, grow Complementary Product offerings, expand our platform, and leverage our scale to achieve improved productivity and profitability through the use of technology and shared best practices.”

Second Quarter Fiscal 2023 Results

Net sales for the second quarter of fiscal 2023 of $1.43 billion increased 24.4% as compared with the prior year quarter, primarily due to a favorable pricing environment along with active residential construction and an improving commercial landscape, both of which helped drive volume growth in Wallboard, Ceilings and Complementary Products. The Company also benefited during the quarter from its acquisition of AMES Taping Tools in December 2021 and one additional selling day during the three months ended October 31, 2022 compared to the prior year period. Partially offsetting these increases was the negative impact of foreign currency translation on net sales during the three months ended October 31, 2022. Organic net sales, which exclude the net sales of acquired businesses until the first anniversary of the acquisition date and the impact of foreign currency translation, increased 22.2%.

Excluding the impact from one additional selling day in the second quarter of fiscal 2023 compared to the same period a year ago, net sales and organic net sales were up 22.5% and 20.3%, respectively.

Year-over-year quarterly sales increases by product category were as follows:

·     Wallboard sales of $584.6 million increased 41.0% (up 41.4% on an organic basis).

·     Ceilings sales of $159.6 million increased 13.3% (up 13.6% on an organic basis).

·     Steel Framing sales of $278.2 million increased 2.3% (up 2.5% on an organic basis).

·     Complementary Product sales of $408.7 million increased 26.5% (up 17.8% on an organic basis).

Gross profit of $464.5 million increased 24.9% compared to the second quarter of fiscal 2022 primarily due to the successful pass through of product inflation, continued strength in residential market demand, improving commercial sales, and incremental gross profit from acquisitions. Gross margin of 32.5% increased 20 basis points year-over-year with strong margins in Complementary Products and better-than-expected margins in Steel Framing on focused inventory management and project quoting as steel pricing declined during the quarter.

Selling, general and administrative (“SG&A”) expense as a percentage of net sales improved 50 basis points to 19.5% for the quarter compared to 20.0% in the second quarter of fiscal 2022. Adjusted SG&A expense as a percentage of net sales of 18.9% improved 50 basis points from 19.4% in the prior year quarter as product inflation outpaced increases in operating costs.

Net income increased 38.7% to $103.2 million, or $2.41 per diluted share, compared to net income of $74.4 million, or $1.69 per diluted share, in the second quarter of fiscal 2022. Adjusted net income was $119.5 million, or $2.79 per diluted share, compared to $87.8 million, or $2.00 per diluted share, in the second quarter of the prior fiscal year.

Adjusted EBITDA increased $46.0 million, or 30.7%, to $195.5 million compared to the prior year quarter. Adjusted EBITDA margin of 13.7% improved 70 basis points from 13.0% for the second quarter of fiscal 2022.

Balance Sheet, Liquidity and Cash Flow

As of October 31, 2022, the Company had cash on hand of $124.2 million, total debt of $1.2 billion and $293.8 million of available liquidity under its revolving credit facilities. Net debt leverage was 1.6 times as of the end of the quarter, down from 2.4 times at the end of the second quarter of fiscal 2022.

The Company recorded significantly improved levels of cash flow for the quarter. Cash provided by operating activities and free cash flow were $107.3 million and $96.5 million, respectively, for the quarter ended October 31, 2022. For the quarter ended October 31, 2021, the Company recorded cash used by operating activities and free cash flow of $2.0 million and $11.3 million, respectively.

During the quarter, the Company repurchased common stock of $25.8 million. As of October 31, 2022, the Company had $161.2 million of repurchase authorization remaining.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the second quarter of fiscal 2023 ended October 31, 2022 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, December 8, 2022. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through January 8, 2023 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13733586.

About GMS Inc.

Founded in 1971, GMS operates a network of approximately 300 distribution centers with extensive product offerings of Wallboard, Ceilings, Steel Framing and Complementary Products. In addition, GMS operates approximately 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, pricing, the demand for the Company’s products, the Company’s strategic priorities and the results thereof, performance, service levels and the ability to drive value and results contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of December 8, 2022. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to December 8, 2022.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
Net sales	$1,430,979	$1,150,551	$2,790,532	$2,192,627
Cost of sales (exclusive of depreciation and amortization shown separately below)	966,479	778,681	1,891,311	1,484,924
Gross profit	464,500	371,870	899,221	707,703
Operating expenses:
Selling, general and administrative	278,994	230,531	546,683	444,612
Depreciation and amortization	32,226	29,403	64,666	57,117
Total operating expenses	311,220	259,934	611,349	501,729
Operating income	153,280	111,936	287,872	205,974
Other (expense) income:
Interest expense	(16,055)	(14,744)	(30,716)	(28,401)
Other income, net	1,923	938	3,492	1,730
Total other expense, net	(14,132)	(13,806)	(27,224)	(26,671)
Income before taxes	139,148	98,130	260,648	179,303
Provision for income taxes	35,995	23,769	68,025	43,740
Net income	$103,153	$74,361	$192,623	$135,563
Weighted average common shares outstanding:
Basic	42,232	43,135	42,390	43,112
Diluted	42,887	43,894	43,102	43,933
Net income per common share:
Basic	$2.44	$1.72	$4.54	$3.14
Diluted	$2.41	$1.69	$4.47	$3.09

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	October 31, 2022	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$124,201	$101,916
Trade accounts and notes receivable, net of allowances of $10,751 and $9,346, respectively	872,882	750,046
Inventories, net	576,388	550,953
Prepaid expenses and other current assets	23,191	20,212
Total current assets	1,596,662	1,423,127
Property and equipment, net of accumulated depreciation of $245,974 and $227,288, respectively	362,983	350,679
Operating lease right-of-use assets	149,544	153,271
Goodwill	690,288	695,897
Intangible assets, net	411,200	454,747
Deferred income taxes	21,168	17,883
Other assets	14,100	8,795
Total assets	$3,245,945	$3,104,399
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$366,143	$367,315
Accrued compensation and employee benefits	90,253	107,925
Other accrued expenses and current liabilities	137,404	127,938
Current portion of long-term debt	47,618	47,605
Current portion of operating lease liabilities	39,349	38,415
Total current liabilities	680,767	689,198
Non-current liabilities:
Long-term debt, less current portion	1,166,544	1,136,585
Long-term operating lease liabilities	108,762	112,161
Deferred income taxes, net	47,625	46,802
Other liabilities	58,308	55,155
Total liabilities	2,062,006	2,039,901
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 41,851 and 42,773 shares issued and outstanding as of October 31, 2022 and April 30, 2022, respectively	418	428
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of October 31, 2022 and April 30, 2022	—	—
Additional paid-in capital	477,558	522,136
Retained earnings	740,600	547,977
Accumulated other comprehensive loss	(34,637)	(6,043)
Total stockholders' equity	1,183,939	1,064,498
Total liabilities and stockholders' equity	$3,245,945	$3,104,399

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended October 31,
	2022	2021
Cash flows from operating activities:
Net income	$192,623	$135,563
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	64,666	57,117
Amortization of debt discount and debt issuance costs	802	1,392
Equity-based compensation	13,322	7,951
Gain on disposal and impairment of assets	(203)	(222)
Deferred income taxes	(2,925)	(718)
Other items, net	4,662	1,682
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(133,445)	(147,359)
Inventories	(32,270)	(168,519)
Prepaid expenses and other assets	(4,913)	(216)
Accounts payable	3,821	16,608
Accrued compensation and employee benefits	(17,859)	(3,561)
Other accrued expenses and liabilities	14,580	23,187
Cash provided by (used in) operating activities	102,861	(77,095)
Cash flows from investing activities:
Purchases of property and equipment	(21,670)	(16,119)
Proceeds from sale of assets	896	466
Acquisition of businesses, net of cash acquired	(2,620)	(124,976)
Cash used in investing activities	(23,394)	(140,629)
Cash flows from financing activities:
Repayments on revolving credit facilities	(251,247)	(442,442)
Borrowings from revolving credit facilities	280,113	583,233
Payments of principal on long-term debt	(2,555)	(2,555)
Payments of principal on finance lease obligations	(16,450)	(15,154)
Repurchases of common stock	(49,571)	(13,124)
Payment of acquisition holdback liability	(13,500)	—
Proceeds from exercises of stock options	701	1,840
Payments for taxes related to net share settlement of equity awards	(3,960)	(2,835)
Proceeds from issuance of stock pursuant to employee stock purchase plan	1,329	1,140
Cash (used in) provided by financing activities	(55,140)	110,103
Effect of exchange rates on cash and cash equivalents	(2,042)	(81)
Increase (decrease) in cash and cash equivalents	22,285	(107,702)
Cash and cash equivalents, beginning of period	101,916	167,012
Cash and cash equivalents, end of period	$124,201	$59,310
Supplemental cash flow disclosures:
Cash paid for income taxes	$60,792	$37,784
Cash paid for interest	29,268	17,596

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Six Months Ended
	October 31, 2022	% of Total	October 31, 2021	% of Total	October 31, 2022	% of Total	October 31, 2021	% of Total
Wallboard	$584,557	40.9%	$414,522	36.0%	$1,106,111	39.6%	$804,657	36.7%
Ceilings	159,601	11.2%	140,866	12.2%	326,876	11.7%	278,937	12.7%
Steel framing	278,152	19.4%	272,000	23.6%	553,048	19.8%	468,276	21.4%
Complementary products	408,669	28.6%	323,163	28.2%	804,497	28.8%	640,757	29.2%
Total net sales	$1,430,979		$1,150,551		$2,790,532		$2,192,627

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
Net income	$103,153	$74,361	$192,623	$135,563
Interest expense	16,055	14,744	30,716	28,401
Interest income	(154)	(27)	(210)	(27)
Provision for income taxes	35,995	23,769	68,025	43,740
Depreciation expense	15,058	13,703	30,051	26,628
Amortization expense	17,168	15,700	34,615	30,489
EBITDA	$187,275	$142,250	$355,820	$264,794
Stock appreciation expense(a)	3,230	983	5,574	1,875
Redeemable noncontrolling interests and deferred compensation(b)	340	593	835	903
Equity-based compensation(c)	3,781	3,215	6,913	5,173
Severance and other permitted costs(d)	379	249	731	396
Transaction costs (acquisitions and other)(e)	292	2,393	678	2,968
(Gain) loss on disposal of assets(f)	81	(144)	(203)	(222)
Effects of fair value adjustments to inventory(g)	135	—	179	1,731
EBITDA addbacks	8,238	7,289	14,707	12,824
Adjusted EBITDA	$195,513	$149,539	$370,527	$277,618

Net sales	$1,430,979	$1,150,551	$2,790,532	$2,192,627
Adjusted EBITDA Margin	13.7%	13.0%	13.3%	12.7%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

GMS Inc.

Reconciliation of Cash Provided By (Used In) Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
Cash provided by (used in) operating activities	$107,264	$(2,018)	$102,861	$(77,095)
Purchases of property and equipment	(10,727)	(9,305)	(21,670)	(16,119)
Free cash flow (a)	$96,537	$(11,323)	$81,191	$(93,214)

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
Selling, general and administrative expense	$278,994	$230,531	$546,683	$444,612

Adjustments
Stock appreciation expense(a)	(3,230)	(983)	(5,574)	(1,875)
Redeemable noncontrolling interests and deferred compensation(b)	(340)	(593)	(835)	(903)
Equity-based compensation(c)	(3,781)	(3,215)	(6,913)	(5,173)
Severance and other permitted costs(d)	(411)	(251)	(748)	(412)
Transaction costs (acquisitions and other)(e)	(292)	(2,393)	(678)	(2,968)
Gain (loss) on disposal of assets(f)	(81)	144	203	222
Adjusted SG&A	$270,859	$223,240	$532,138	$433,503

Net sales	$1,430,979	$1,150,551	$2,790,532	$2,192,627
Adjusted SG&A margin	18.9%	19.4%	19.1%	19.8%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
Income before taxes	$139,148	$98,130	$260,648	$179,303
EBITDA add-backs	8,238	7,289	14,707	12,824
Acquisition accounting depreciation and amortization (1)	13,057	10,811	26,335	21,129
Adjusted pre-tax income	160,443	116,230	301,690	213,256
Adjusted income tax expense	40,913	28,476	76,931	52,248
Adjusted net income	$119,530	$87,754	$224,759	$161,008
Effective tax rate (2)	25.5%	24.5%	25.5%	24.5%

Weighted average shares outstanding:
Basic	42,232	43,135	42,390	43,112
Diluted	42,887	43,894	43,102	43,933
Adjusted net income per share:
Basic	$2.83	$2.03	$5.30	$3.73
Diluted	$2.79	$2.00	$5.21	$3.66

(1) Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Material and Ames Taping Tools.

(2) Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.